Exhibit 99.1

1001 Air Brake Avenue	PRESS RELEASE
Wilmerding, PA 15148 Phone: 412.825.1543
Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

CEO Greg Davies To Undergo Cancer Treatment, With Full Recovery Expected; Management Team, Supported By Chairman Bill Kassling, To Assume His Duties

     WILMERDING, Pa., March 22, 2004 — Wabtec Corporation (NYSE: WAB) today announced that Gregory T.H. Davies, the company’s president and chief executive officer, will undergo treatment for cancer. Davies will have surgery this week to remove a brain tumor, followed by several weeks of radiation treatments. He is expected to make a full recovery and to return to the company after these treatments.

     In the meantime, Davies’ duties will be assumed by members of the Wabtec management team, with support from Chairman William E. Kassling.

     “In the past five years we have built a very capable and talented management team, and I’m confident the company will be in good hands,” Davies said. “Although the weeks ahead will be challenging for me, I’ll be receiving the best care and treatment available, since Pittsburgh is a renowned center of excellence in this field. I look forward to returning to my normal duties in June.”

     “Our top priority is to make sure that Greg can focus all his energy on recovery,” Kassling said. “Wabtec has a strong management team that will continue to execute the strategies and policies already in place until Greg returns.”

     Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

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